Exhibit 4.1

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

This Second Amendment to Note Purchase Agreement (this “Amendment”), dated as of June 13, 2023, the “Second Amendment Effective Date”), to that certain Note Purchase Agreement, dated as of September 21, 2022 (as amended by the First Amendment to Note Purchase Agreement, dated as of December 29, 2022, the “Existing Note Purchase Agreement”; as amended by this Amendment, and as the same may be further amended, modified or supplemented, the “Note Purchase Agreement”), is among Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (the “Issuer”), each of the Subsidiaries of Issuer party hereto as Guarantors, the various Holders party hereto (the “Holders”), and U.S. Bank Trust Company, National Association, as agent for the Holders (in such capacity, the “Agent”).

RECITALS:

WHEREAS, the Issuer has requested that the Agent and the Holders consent to certain amendments to the Existing Note Purchase Agreement and the Agent and the Holders party hereto are willing to agree to this Amendment, on the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Note Purchase Agreement. Amendments to the Existing Note Purchase Agreement.

Section 2.01 Section 1.02 is hereby amended by adding the following new defined term where alphabetically appropriate to read in their entirety as follows:

“Amendment No. 2 Effective Date” means June 13, 2023.

Section 2.02 Section 7.04 is hereby amended by (a) deleting the word “and” at the end of clause (g), (b) replacing the “.” at the end of clause (h) with “; and”, and (c) adding the following at the end thereof:

(i)
from and after the Amendment No. 2 Effective Date the Issuer may (x) make repurchases of its Equity Interests and (y) make distributions to any direct or indirect parent (including Parent and TopCo) to enable such direct or indirect parent (including Parent and TopCo) to make repurchases of its Equity Interests (or a combination of the foregoing clauses (x) and (y)), in each case, so long as:

(i)
as of the date of any such repurchase, both immediately before, and immediately after giving pro forma effect to, such repurchase, (A) no Event of Default would have occurred and be continuing and (B) Liquidity would be equal to or greater than ten percent (10%) of the RBL Loan Limit then in effect;

(ii)
the Consolidated Total Leverage Ratio as of the last day of the most recently ended Rolling Period is less than or equal to 3.00 to 1.00 (on a pro forma basis as the Consolidated Total Leverage Ratio is recomputed on the date of such repurchase using (A) Total Net Debt outstanding on such date and (B) EBITDA for such Rolling Period); and

(iii)
the amount of all such repurchases made in reliance on this Section 7.04(i) shall not exceed $25,000,000.

SECTION 3. Conditions Precedent. The effectiveness of this Amendment is subject to the following: Certain Documents. Each Holder and the Agent shall have received executed counterparts of this Amendment, duly executed by the Issuer, the Guarantors, the Agent and the Specified Holders.

(b)
Representations and Warranties. Each of the representations and warranties contained in Section 4 of this Amendment shall be true and correct.

(c)
Expenses. The Issuer shall have paid to the Agent and the Holders all amounts (invoiced at least two (2) Business Days prior to the Second Amendment Effective Date (or such shorter time as is reasonably acceptable to the Issuer) with reasonable detail) required to be paid pursuant to Section 11.02 of the Note Purchase Agreement.

The Agent (at the direction of the Specified Holders) shall notify the Issuer and the Holders of the Second Amendment Effective Date, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of Section 9.03 of the Note Purchase Agreement, for purposes of determining compliance with the conditions specified in this Section 3, each Holder as of the Second Amendment Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Holder unless the Agent shall have received written notice from such Holder prior to the Second Amendment Effective Date specifying its objection thereto.

SECTION 4. Representations and Warranties. Issuer and each other Note Party hereby represents and warrants to the Agent and each Holder that the following statements are true and correct:

(a)
After giving effect to this Amendment, all representations and warranties made by the Issuer contained herein or in the other Note Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates);

(b)
This Amendment has been duly executed and delivered by the Issuer and each Guarantor, as applicable, and constitutes a legal, valid and binding obligation of the Issuer and each Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)
The execution, delivery and performance by the Issuer and such other Note Party of this Amendment are within the Issuer’s and such other Note Party’s corporate or equivalent powers, have been duly authorized by all necessary company action, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority and do not violate or constitute a default under any provision of applicable law or material agreement binding upon the Issuer or such other Note Party or result in the creation or imposition of any Lien upon any of the assets of the Issuer or such other Note Party;

(d)
This Amendment constitutes a legal, valid and binding obligation of the Issuer and such other Note Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(e)
At the time of and immediately after giving effect to this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) no Default (as defined in the RBL Credit Agreement on the date hereof, or any functionally equivalent term) or Event of Default (as defined in the RBL Credit Agreement on the date hereof, or any functionally equivalent term) has occurred and is continuing (and that has not been waived); and

(f)
Since the Closing Date, and as of the date hereof, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5. Expenses. The Issuer agrees to pay all reasonable out-of-pocket expenses incurred by the Agent, the Holders and their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Holders, in accordance with and to the extent required by Section 11.02 of the Note Purchase Agreement.

SECTION 6. Reference to and Effect on the Note Documents.

(a)
From and after the Second Amendment Effective Date, each reference in the Existing Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Note Documents to the Note Purchase Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Note Purchase Agreement.

(b)
Except as expressly amended hereby, all of the terms and provisions of the Existing Note Purchase Agreement and all other Note Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c)
The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or any Holder under the Existing Note Purchase Agreement or any Note Document, or constitute a waiver or amendment of any other provision of the Existing Note Purchase Agreement or any Note Document except as and to the extent expressly set forth herein. Section 11.08 of the Note Purchase Agreement remains in full force and effect and is hereby ratified and confirmed by each of the Issuer and each other Note Party. Except as expressly provided herein, neither the execution by the Agent or the Holders of this Amendment, nor any other act or omission by the Agent or the Holders or their respective officers in connection herewith, shall be deemed a waiver by the Agent or the Holders of any defaults which may exist or which may occur in the future under the Note Purchase Agreement and/or the other Note Documents (collectively, “Violations”). Similarly, nothing contained in this Amendment shall directly or indirectly in any way whatsoever either:

(i) impair, prejudice or otherwise adversely affect Agent’s or any Holder’s right at any time to exercise any right, privilege or remedy in connection with the Note Documents with respect to any Violations, (ii) amend or alter any provision of the Note Purchase Agreement, the other Note Documents, or any other contract or instrument, except as expressly set forth herein, or (iii) constitute any course of dealing or other basis for altering any obligation of Issuer or any right, privilege or remedy of the Agent or the Holders under the Note Purchase Agreement, the other Note Documents, or any other contract or instrument.

(d)
Each of the Issuer and each other Note Party hereby confirms that this Amendment shall not constitute a novation and that the guaranties, security interests and liens granted pursuant to the Note Documents (as amended hereby) continue to guarantee and secure the Obligations as set forth in the Note Documents (as amended hereby) and that such guaranties, security interests and liens remain in full force and effect.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

SECTION 8. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 9. Note Document and Integration. This Amendment is a Note Document, and together with the other Note Documents, represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

SECTION 10. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 11. Severability. In case any provision in or obligation under this Amendment or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 12. Authorization by Holders. By their execution hereof, each Holder signatory hereto, constituting the Specified Holders, directs, authorizes and consents to the Agent’s execution of this Amendment.

SECTION 13. Miscellaneous. Sections 11.01 (Notices), 11.03 (Indemnity; Limitation of Liability), 11.15 (CONSENT TO JURISDICTION), 11.16 (WAIVER OF JURY TRIAL) and 11.24 (Third

Party Beneficiaries) of the Existing Note Purchase Agreement are hereby incorporated by reference mutatis mutandis.

[Signature Pages Follow]